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                                                                     Exhibit 2.2

                                  AMENDMENT TO

                             PLAN OF REORGANIZATION

                                       OF

                       METROPOLITAN LIFE INSURANCE COMPANY

                              Under Section 7312 of
                           the New York Insurance Law

The following amendments are made to the Plan of Reorganization of Metropolitan Life Insurance Company, adopted by its Board of Directors on September 28, 1999 pursuant to Section 7312 of the New York Insurance Law, and as amended and restated on November 3, 1999 and November 16, 1999 (the "Plan").

      1. Capitalized terms used without definition are used as defined in the Plan.

      2. Article II of the Plan is hereby amended to insert the following definition immediately following the definition of "Policyholders' Membership Interests":

            ""Private Placements" means private placements of Common Stock to one or both of Credit Suisse Group, or an affiliate, and Banco Santander Central Hispano, S.A., or an affiliate (each, a "Private Placement Purchaser"), which are completed by the Holding Company on the Plan Effective Date.

            A Private Placement shall have the following terms and conditions:

                  (i) Each Private Placement Purchaser shall purchase not less than 1.0%, nor more than 4.9%, of the total number of shares of Common Stock outstanding immediately after the IPO. The exact number of shares to be sold to and purchased by each Private Placement Purchaser will, subject to such minimum and maximum numbers of shares, be determined by the Holding Company at its discretion, based on the advice of Goldman Sachs & Co. or such other investment bank that is approved by the New York Superintendent of Insurance. In exercising its discretion, the Holding Company will take into consideration the number of orders for the shares of Common Stock in the IPO, the level of oversubscription, if any, in the IPO,

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            the aggregate demand for the shares in the IPO, the Holding
            Company's judgment as to the quality of that demand and market conditions generally.

                  (ii) The shares shall be purchased at the IPO Price.

                  (iii) The purchase of the shares by each Private Placement
            Purchaser shall close simultaneously with the closing of the IPO.

      The purchase agreement for a Private Placement may contain such other terms and provisions as are acceptable to the Superintendent."

            3. Section 3.1(e) of the Plan is hereby amended to read as follows:

            "(e) subject to the provisions hereof, the Holding Company may conduct one or more Private Placements and Other Capital Raising Transactions;"

            4. Sections 5.2(b) and (c) of the Plan are hereby amended to read as follows:

            "(b) The Plan Effective Date shall be the date on which the closing of the IPO and one or more Private Placements and Other Capital Raising Transactions, if any, occurs. The Plan Effective Date shall not be later than the first anniversary of the date this Plan is approved by the Superintendent pursuant to Section 7312(j), provided that such one-year period may be extended upon approval of the Superintendent for one or more additional periods if requested by the Board. This Plan shall be deemed to have become effective at the Effective Time."

            "(c) The Holding Company shall make an initial public offering of its Common Stock in the IPO and may also raise capital through one or more Private Placements and Other Capital Raising Transactions. The material features of any proposed Other Capital Raising Transactions, including the approximate size and the expected range of offering price, interest or dividend rate, conversion or redemption price and other relevant terms, as of the date of the notice, will be provided to the Superintendent for the Superintendent's review not less than 15 business days prior to the earlier of the distribution of any preliminary prospectus or preliminary offering memorandum, or commencement of the roadshow, relating to any Other Capital Raising Transaction. The proceeds raised in all such Other Capital Raising Transactions shall not in the aggregate exceed one-third of the total proceeds raised in such Other Capital Raising Transactions, the IPO and such Private Placements. The Holding Company shall not proceed with any offering relating to any Other Capital Raising Transaction without the approval of the Superintendent. The proceeds from the IPO, any Private Placements and any Other Capital Raising Transactions, net of underwriting and placement

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      commissions and related expenses, shall be equal to or greater than the sum of (i) amounts required by the Holding Company to pay, or to fund the paying or crediting by the Company of, (x) cash and Policy Credits to Eligible Policyholders pursuant to Section 7.3 (subject to the third sentence of Section 7.3(d)), and (y) fees and expenses incurred in connection with the Reorganization, to the extent required by the undertakings delivered by the Company and the Holding Company under
      Section 7312(p), and (ii) an amount equal to the amount required to reimburse the Company for cash payments to be made by the Canadian branch of the Company to holders of policies included in the Canadian business sold to Clarica Life."

            5. Section 5.2(e)(vi) of the Plan is hereby amended to read as follows:

            "(vi) the Holding Company shall complete the closings, and receive the proceeds, of the sale of shares of Common Stock in the IPO and any Private Placements and the sale of securities in any Other Capital Raising Transactions."

            6. Section 5.2(g) of the Plan is hereby amended to read as follows:

      "(g) The Company and the Holding Company shall use their best efforts to ensure that the managing underwriters for the IPO and any Other Capital Raising Transactions conduct the offering process in a manner that is generally consistent with customary practices for similar offerings. The Company and the Holding Company shall allow the Superintendent and his financial advisors reasonable access to permit them to observe the offering process. Special pricing committees of the boards of directors of the Company and the Holding Company shall determine the price of Common Stock offered in the IPO and any Private Placement and any securities offered in any Other Capital Raising Transaction, which must be ratified by the boards of directors of the Company and the Holding Company on or prior to the Plan Effective Date. A majority of each of these board committees shall consist of directors who are not officers or employees of the Company or the Holding Company, and no employees, officers or directors of or legal counsel to any of the underwriters for the IPO or any Other Capital Raising Transaction, or any Private Placement Purchaser shall serve on such committees. Neither the Company nor the Holding Company will enter into an underwriting agreement for the IPO or any Other Capital Raising Transaction if it is notified that the Superintendent has not received confirmation from its financial advisors to the effect that the Company, the Holding Company and the underwriters for the offerings have complied in all material respects with the requirements of this
      Section 5.2(g). In addition, the Holding Company shall not enter into the purchase agreement for any Private Placement without the approval of the Superintendent, unless the agreement states that completion of the Private Placement is subject to the Superintendent's approval. The underwriting agreements and purchase agreements, and any amendments thereto, shall contain

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      terms and provisions that are acceptable to the Superintendent. The
      Company shall provide the Superintendent with a letter, dated the date of the signing of the underwriting agreement for the IPO, representing that as of that date it has complied with the foregoing requirements as to the conduct of the IPO, any Private Placement and any Other Capital Raising Transaction and that it will continue to do so. On the Plan Effective Date, the Company will provide the Superintendent with a letter confirming these representations as of that date. The final terms of the IPO, any Private Placement and any Other Capital Raising Transaction shall be subject to the Superintendent's approval."

            7. Section 5.2(h) of the Plan is hereby amended to read as follows:

            "(h) Proceeds of the IPO, any Private Placements and any Other Capital Raising Transactions, net of underwriting and placement commissions and related expenses, shall be used as follows:

                  (i) the Holding Company shall contribute to the Company an amount equal to the sum of (x) the amount required to be paid by the Company to fund the paying of cash and crediting of Policy Credits pursuant to Section 7.3 (subject to the third sentence of Section 7.3(d)) and (y) an amount equal to an amount required to reimburse the Company for the cash payments to be made by the Canadian branch of the Company to the holders of policies included in the Canadian business sold to Clarica Life; and

                  (ii) the Holding Company shall contribute to the Company an amount equal to the amount of the fees and expenses incurred by the Company in connection with the Reorganization, to the extent required by the undertaking delivered by the Company and the Holding Company to the Superintendent in accordance with Section 7312(p).

      If any additional proceeds are raised in the IPO, any Private Placements and any Other Capital Raising Transactions, net of underwriting and placement commissions and related expenses, they shall be used as follows:

                  (A) the Holding Company shall retain an amount not exceeding
            $240 million, or such greater amount as the Superintendent may approve, for working capital, payment of dividends on the Common Stock and other general corporate purposes;

                  (B) the Holding Company shall retain an amount not exceeding
            $100 million, or such greater amount as the Superintendent may approve, to pay the fees and reimburse the expenses of the Trustee and Custodian; and

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                  (C) to the extent that such net proceeds exceed the aggregate amounts identified in clauses (A) and (B), and to the extent of any amounts retained by the Holding Company pursuant to clause (A) and
            (B) that are not used for the purpose stated in each such clause, the Holding Company shall promptly contribute to the Company any remaining proceeds for the general corporate purposes of the Company and to repay debt incurred in connection with the acquisition of GenAmerica."

            8. Section 5.8(c) is hereby amended to read as follows:

            "(c) Copies of the opinions described in Sections 5.8(a) and (b) that are rendered in writing to the Board on the Adoption Date and thereafter to and including the Plan Effective Date relating to this Plan, the Trust, the IPO, any Private Placement and any Other Capital Raising Transaction shall be delivered on or prior to the Plan Effective Date to the Superintendent."

            IN WITNESS WHEREOF, Metropolitan Life Insurance Company, by authority of its Board, has caused this Amendment to the Plan of Reorganization to be signed by its Senior Executive Vice President and General Counsel and its corporate seal to be affixed hereto attested by its Vice-President and Secretary on March 9, 2000.

                            METROPOLITAN LIFE INSURANCE COMPANY


[SEAL]                      By  /s/ Gary A. Beller
                               --------------------------------
                               Gary A. Beller
                               Senior Executive Vice President and
                               General Counsel

ATTEST:


/s/ Gwenn L. Carr
-----------------------------
Gwenn L. Carr
Vice President and Secretary